Exhibit 2(n)
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated May 31, 2005, except for Note 4 as to which the date is June 27, 2005, relating to the financial statement of Kayne Anderson Energy Total Return Fund, Inc. (the “Company”), which appear in Pre-Effective Amendment No. 5 to the Registration Statement of the Company, which is also incorporated by reference into this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Los Angeles, California
June 27, 2005